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                                                                     EXHIBIT 5.1



[The following text appears as letterhead:

Rogers & Hardin
Attorneys At Law
A Limited Liability Partnership
2700 International Tower, Peachtree Center
229 Peachtree Street, N.E.
Atlanta, Georgia  30303
(404) 522-4700
FACSIMILE:  (404) 525-2224]




                                 March 14, 2001


eResource Capital Group, Inc.
3353 Peachtree Road, N.E.
Suite 130
Atlanta, Georgia  30326

Gentlemen:

         We have acted as counsel to eResource Capital Group, Inc. (the "Company") in connection with the registration by the Company on Form S-3 (hereinafter referred to, together with any amendments thereto, as the "Registration Statement") under the Securities Act of 1933, as amended, of an aggregate of up to 15,483,429 shares of common stock, $.04 par value per share, of the Company (the "Shares"). The Shares consist of 7,729,684 shares of Common Stock outstanding as of the date hereof ("Outstanding Shares"), 1,000,000 shares of Common Stock ("Option Shares") issuable upon the exercise of an option (the "Option"), and 6,753,745 shares of Common Stock ("Warrant Shares") issuable upon the exercise of warrants (the "Warrants").

         In connection with this opinion, we have examined such corporate records and documents and have made such examinations of law as we have deemed necessary. In rendering this opinion, we have relied, without investigation, upon various certificates of public officials and of officers and representatives of the Company. In our examination of documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

         We are members of the Bar of, and are admitted to practice only in, the State of Georgia. Accordingly, except as to the General Corporation Law of the State of Delaware ("DGCL"), we express no opinion herein as to the laws of any jurisdiction other than the United States and the



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State of Georgia. Except as to the DGCL, to the extent that any of the opinions contained herein requires consideration of the laws of a state other than the State of Georgia, we have assumed, with your permission, that the laws of such states are the same as the laws of the State of Georgia.

         Based upon the foregoing and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Outstanding Shares have been duly authorized and are validly issued, fully paid and non-assessable, and upon the issuance of the Warrant Shares and the Option Shares in accordance with the terms of the Warrants or the Option, respectively, the Warrant Shares and the Option Shares will be duly authorized, validly issued, fully paid and non-assessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and as an exhibit to applications to the securities commissioners of the various states and other jurisdictions of the United States for registration or qualification of the Shares in such states and other jurisdictions. We further consent to the reference to our firm under the caption "Legal Matters" in the Prospectus which is a part of the Registration Statement.

                                                     Very truly yours,

                                                     /s/  Rogers & Hardin

                                                     ROGERS & HARDIN


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